Exhibit 10.10

       SUMMARY OF ARRANGEMENT BETWEEN LEARNCOM, INC. AND THE ARMAND GROUP

     We have engaged The Armand Group, an investment banking firm of which Denis Armand Mola, our Chairman of the Board, is a Managing Director, to provide investment banking services and advice in connection with proposed acquisitions, proposed financings and other financial and strategic matters. Under the terms of the engagement, The Armand Group is paid a retainer of $5,000 per month, reimbursed for out-of-pocket expenses and paid commissions in amounts agreed upon from time to time for services rendered in connection with specific merger, acquisition or financing transactions.